Subsidiary	Jurisdiction of Incorporation or Formation
I-A Suresh Capital Maritime Partners Limited	Cyprus
Kronos Shipping I, Ltd.	Cayman Islands
Suresh Capital Maritime Partners Germany GmbH	Germany
ATL Offshore GmbH & Co. “Isle of Amrum” KG	Germany
ATL Offshore GmbH & Co. “Isle of Baltrum” KG	Germany
ATL Offshore GmbH & Co. “Isle of Langeoog” KG	Germany
ATL Offshore GmbH & Co. “Isle of Neuwerk” KG	Germany
ATL Offshore GmbH & Co. “Isle of Sylt” KG	Germany
ATL Offshore GmbH & Co. “Isle of Usedom” KG	Germany
ATL Offshore GmbH & Co. “Isle of Wangerooge” KG	Germany
ATL Offshore GmbH & Co. MS “Juist” KG	Germany
ATL Offshore GmbH & Co. MS “Norderney” KG	Germany
ATL Reederei GmbH & Co. MS “Larensediep” KG	Germany
Hesse Schiffahrts GmbH & Co. MS “Markasit” KG	Germany